Exhibit 24.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 22, 2007, accompanying the consolidated financial statements and schedule included in the Annual Report of Pharsight Corporation on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Pharsight Corporation on Forms S-8 (File No. 333-118983, effective September 14, 2004, File No. 333-60138, effective May 3, 2001, File No. 333-60136, effective May 3, 2001, File No. 333-44756, effective August 29, 2000 and File No. 333-44462, effective August 25, 2000).

/s/ GRANT THORNTON LLP

San Jose, CA

June 22, 2007